[CLOSING OPINION TO BE RENDERED ONLY IF THE MERGER QUALIFIES AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a) OF THE TAX CODE]
Exhibit 8.3
June [ ], 2009
NetApp, Inc.
495 East Java Drive
Sunnyvale, CA 94089
Ladies and Gentlemen:
     We have acted as counsel to NetApp, Inc., a Delaware corporation (“Parent”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of May 20, 2009 and amended as of June 3, 2009 (the “Agreement”), by and among Parent, Kentucky Merger Sub One Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Derby Merger Sub Two LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Derby LLC”), and Data Domain, Inc., a Delaware corporation (“Data Domain”). Pursuant to the Agreement, Merger Sub will merge with and into Data Domain, with Data Domain as the surviving corporation in the merger (the “First Step Merger”). Pursuant to the Agreement, if in the opinion of Fenwick & West, LLP, counsel to Data Domain, and us the merger of Data Domain with and into Derby LLC (the “Second Step Merger,” and together with the First Step Merger, the “Merger”), with Derby LLC as the surviving corporation in the Second Step Merger, will qualify as a reorganization within the meaning of Code Section 368(a), then the Second Step Merger will be consummated. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
     You have requested our opinion regarding the qualification of the Merger as a reorganization within the meaning of Code Section 368(a). In delivering this opinion, we have reviewed and are relying upon the truth and accuracy at all relevant times (without any independent investigation or examination thereof) of the Agreement, the tax representation letters delivered to us by Parent and Data Domain (the “Tax Representations”) and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion.
     In connection with rendering this opinion, we have assumed (without any independent investigation or examination thereof) that:
     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;
     2. Any statement made in any of the documents referred to herein “to the knowledge of” or regarding the belief or intention of any person or party or similarly qualified is correct without such qualification;
     3. All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us (including, without limitation, the Agreement and the Tax Representations) are true and correct in all respects and no actions have been (or will be) taken that are inconsistent therewith;

NetApp, Inc.
June [ ], 2009

     4. The First Step Merger and the Second Step Merger will be consummated in accordance with the terms of the Agreement and without any waiver, breach or amendment of any covenant, condition, or other provision thereof and will be effective under applicable state law; and
     5. The Merger will be reported by NetApp on its U.S. federal income tax return in a manner consistent with the opinion set forth below.
     Based on our examination of the foregoing items, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Code Section 368(a). In the event any one of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected.
     This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. No assurance can be given that future legislative, judicial or administrative changes will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
     This opinion addresses only the qualification of the Merger as a reorganization as defined in Code Section 368(a). This opinion does not address any other U.S. federal tax consequences or any state, local, or non-U.S. tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).
     This opinion has been delivered to you pursuant to Section 6.18 of the Agreement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation